EXHIBIT 10.1

BUSINESS COOPERATION AGREEMENT

This Business Cooperation Agreement (“Agreement”) is made as of this 27th day of June 2023 (“The Effective Date”), by and between:

SAPHIA ALKALI JOINT STOCK COMPANY, a Vietnamese joint stock company with principal business address at No 27, Sub-alley 1, Alley 104, Viet Hung Street, Viet Hung Ward, Long Bien DistirctHanoi City, Vietnam, represented by Mrs. Nguyen Phuong Dung, its Chairperson, hereinafter referred to as “SAP,” and

PHILUX GLOBAL GROUP INC., a corporation duly organized under the laws of the state of Nevada, and re-domiciled under the laws of the State of Wyoming U.S.A., with principal business offices at 2323 Main Street, Irvine, CA 92614, U.S.A., represented by Mr. Henry D. Fahman, its Chairman and Chief Executive Officer, hereinafter referred to as “PGG”.

WITNESSETH:

WHEREAS, SAP and PGG desire to establish a bona fide professional association with each other based on respect, trust, integrity, and mutual benefits as the basis for further business cooperation with regard to certain pertinent business activities, especially in the area of alkali technologies.

WHEREAS, SAP has successfully researched and developed proprietary alkali technologies and has manufactured various products that have been effectively applied in the areas of functional foods, food supplements, healthcare, agriculture, environment and others.

WHEREAS, PGG is a diversified holding company with a number of subsidiaries, including those engaged in advisory and financial services: (1) Philux Global Advisors, Inc., a Wyoming company specializing in advisory services for international financial investment funds and (2) Philux Global Funds, a Luxembourg Reserved Alternative Investment Fund, with various sub-funds.

ARTICLE 1. Scope of cooperation

SAP and PGG agree to jointly cooperate primarily in the areas of alkali technologies as well as any other business that may be considered mutually beneficial.

Specifically, SAP and PGG will initially focus on forming a company in the United States (“NewCo”) to finance, manufacture, sell and distribute SAP’s proprietary alkali products on a worldwide basis, except Vietnam and certain territorries that are handled directly by SAP.

SAP will initially make available and transfer certain technologies as may be needed to NewCo to serve the needs of this Business Cooperation Agreement.

BUSINESS COOPERATION AGREEMENT SAPHIA ALKALI – PHILUX GLOBAL GROUP INC.	1

ARTICLE 2. Relationship

The relationship established between SAP and PGG by this Agreement shall be exclusive with respect to the areas of SAP’s proprietary technologies outside of Vietnam.

ARTICLE 3. Roles, Responsibilities and Benefits

The Parties shall agree on the roles, responsibilities and benefits of each party in connection with NewCo or other particular business undertakings, which shall be detailed in a separate definitive agreement.

In particular, PGG will be responsible for providing or causing to be provided three hundred million U.S. dollars (USD 300,000,000), or more, from time to time to NewCo as may be needed to implement the latter’s business plan in connection with this Business Cooperation Agreement. Hereby, a group of shareholders appointed by PGG will own 40% of NewCo’s equity interest and a group of shareholders appointed by SAP will own 60% of NewCo’s equity interest.

The parties herein shall determine the capital structure of NewCo in a separate subsequent addendum to this Business Cooperation Agreement.

ARTICLE 4. Term

This Agreement shall be effective upon signing and shall terminate in writing by the Parties.

ARTILCE 5. Governing Law

This Business Cooperation Agreement shall be governed and construed in accordance with the laws of the Socialist Republic of Vietnam.

ARTICLE 6. Covenant of Good Faith

The parties agree that their relationship is based upon good faith and fair dealing and that good faith is of the essence of this Agreement. All information provided by either party to the other will be accurate and complete to the best knowledge and belief of the disclosing party, and each party will act in good faith in fact in all dealings with the other party and its affiliates and contacts.

BUSINESS COOPERATION AGREEMENT SAPHIA ALKALI – PHILUX GLOBAL GROUP INC.	2

ARTICLE 7. Notices

All notices, requests, or other communications pursuant to this Business Cooperation Agreement shall be in writing or by facsimile transmission and shall be deemed to have been duly given (i) on the date of service, if delivered in person or by facsimile transmission; or (ii) one business day after sending by priority overnight delivery services; or (iii) 10 business days after mailing by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

If to SAP:

SAPHIA ALKALI JOINT STOCK COMPANY

Attn: Mrs. Nguyen Phuong Dung, Chairperson

No 27, Sub-alley 1, Alley 104, Viet Hung Street

Viet Hung Ward, Long Bien Distirct, Hanoi City, Vietnam

Telephone: +84-90 666 3268

E-mail: phuongdung@kiemsaphia.com

If to PGG:

Philux Global Group, Inc.

Attn: Henry D. Fahman, Chairman & CEO

2323 Main Street,

Irvine 92614, U.S.A.

Telephone: (714) 793-9227

Facsimile: (702) 472-8556

E-mail: henry@philuxglobal.com

or at such other address as the party affected may designate in a written notice to such other party in compliance with this paragraph.

ARTICLE 8 . No Violation

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the charter or by-laws of SAP and PGG, or any commitments and obligations on the part of SAP and PGG or violate, or be in conflict with, or constitute a default under, any agreement or commitment to which SAP and PGG are a party to, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or government authority.

ARTICLE 9. Consents

No consent of any person, other than the signatories hereto, is necessary to the consummation of the transactions contemplated hereby including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from government agencies, whether federal, state, province or local.

ARTICLE 10. Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party, except by operation of law.

ARTILCE 11. Authority to Execute This Business Cooperation Agreement

The Parties to this Business Cooperation Agreement declare that they have full authority to execute this document and accordingly to be fully bound by the terms and conditions herein.

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IN WITNESS WHEREOF, the Parties hereto have caused this Business Cooperation Agreement to be executed by their authorized representative as of the date first set forth above.

Dated: June 27, 2023	Dated: June 27, 2023
FOR AND ON BEHALF OF	FOR AND ON BEHALF OF
SAPHIA ALKALI JSC	PHILUX GLOBAL GROUP INC

/s&s/Nguyen Phuong Dung	/s&s/ Henry D Fahman
Nguyen Phuong Dung	Henry D Fahman
Chairperson	Chairman & CEO

WITNESS:

/s/ Jack Vo Dinh Hoang
Jack Vo Dinh Hoang
Vice President
Philux Global Group Inc.

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